Exhibit 99.1

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FRESHPET, INC.
(a Delaware corporation)

Freshpet, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

1.          The name of the Corporation is Freshpet, Inc. The date of filing of the Corporation’s original Certificate of Incorporation was November 12, 2004. The Corporation was originally incorporated under the name Professor Connor’s, Inc. The Corporation was renamed Freshpet, Inc. on January 29, 2014.

2.          The Fifth Amended and Restated Certificate of Incorporation attached hereto as Exhibit A, which restates and further amends the provisions of the existing Certificate of Incorporation of the Corporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware with the adoption of the Corporation’s stockholders having been given in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Fifth Amended and Restated Certificate of Incorporation to be signed by Heather Pomerantz, its Chief Financial Officer, this 27th day of September 2021.

By:	/s/ Heather Pomerantz
Name:	Heather Pomerantz
Title:	Chief Financial Officer

EXHIBIT A

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FRESHPET, INC.

ARTICLE ONE

The name of this corporation is Freshpet, Inc. (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE

The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).

ARTICLE FOUR

Section 1.         Authorized Shares. The total number of shares of all classes of capital stock that the Corporation has authority to issue is 300,000,000 shares, consisting of:

(a)        100,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”); and

(b)        200,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”).

The Preferred Stock and the Common Stock shall have the rights, preferences and limitations set forth below.

Section 2.        Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series.  The Board of Directors is authorized, to provide by resolution or resolutions from time to time for the issuance, out of the authorized but unissued shares of Preferred Stock, of all or any of the shares of Preferred Stock in one or more series, and to establish the number of shares to be included in each such series, and to fix the voting powers (full, limited or no voting powers), designations, powers, preferences, and relative, participating, optional or other rights, if any, and any qualifications, limitations or restrictions thereof, of such series, including, without limitation, that any such series may be (i) subject to redemption at such time or times and at such price or prices, (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of capital stock, (iii) entitled to such rights upon the liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation or (iv) convertible into, or exchangeable for, shares of any other class or classes or series of capital stock of the Corporation at such price or prices or at such rates and with such adjustments; all as may be stated in such resolution or resolutions, which resolution or resolutions shall be set forth on a certificate of designations filed with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law.  Except as otherwise provided in this Fifth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), no vote of the holders of Preferred Stock or Common Stock shall be a prerequisite to the designation of any series of Preferred Stock or the issuance of any shares thereof authorized by and complying with the conditions of this Certificate of Incorporation.  Notwithstanding the provisions of Section 242(b)(2) of the Delaware General Corporation Law, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote, without the separate vote of the holders of the Common Stock or Preferred Stock as a class. Unless otherwise provided in the certificate of designations in respect of any series of Preferred Stock, and subject to Section 1 of this ARTICLE FOUR, the Board of Directors is authorized to increase or decrease the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. Unless otherwise expressly provided in the certificate of designations in respect of any series of Preferred Stock, in case the number of shares of such series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Section 3.        Common Stock.

(a)       Voting Rights. Except as otherwise provided by the Delaware General Corporation Law or this Certificate of Incorporation and subject to the rights of holders of Preferred Stock, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock, and each holder of Common Stock shall have one vote for each share held of record by such holder on all matters submitted to a vote of the stockholders of the Corporation generally.  Notwithstanding any other provision of this Certificate of Incorporation to the contrary, the holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation in respect of any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either as a separate series or together as a class with the holders of one or more such other series, to vote thereon pursuant to this Certificate of Incorporation.

(b)       Dividends. Subject to the rights of the holders of any series of Preferred Stock, and to the other provisions of this Certificate of Incorporation, holders of Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(c)        Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts and subject to the rights of the holders of shares of any series of Preferred Stock upon such dissolution, liquidation or winding up, the remaining net assets of the Corporation shall be distributed among holders of shares of Common Stock equally on a per share basis. A merger or consolidation of the Corporation with or into any other corporation or entity, or a sale, lease, exchange, conveyance, license, encumbrance or other disposition of all or any part of the assets of the Corporation shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Section 3(c).

ARTICLE FIVE

The Corporation shall have perpetual existence.

ARTICLE SIX

Section 1.        Board of Directors, Number. Unless otherwise provided by this Certificate of Incorporation or the Delaware General Corporation Law, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  Subject to any rights of the holders of Preferred Stock to elect additional directors under specified circumstances, the number of directors which shall constitute the Board of Directors shall be fixed from time to time exclusively by resolution adopted by the Board of Directors. The number of directors of the Board of Directors shall initially be established at 10 directors.

Section 2.        Classification of Directors.

(a)        Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, until the Corporation’s annual meeting of stockholders in 2025, the directors of the Corporation shall be divided into three classes as nearly equal in size as is practicable, designated Class I, Class II and Class III. The term of office of the initial Class I directors shall expire at the first annual meeting of stockholders occurring after this Certificate of Incorporation originally became effective in accordance with the Delaware General Corporation Law (the “Effective Time”); the term of office of the initial Class II directors shall expire at the second annual meeting of stockholders occurring after the Effective Time; and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders occurring after the Effective Time.  The initial Class I directors shall be Christopher B. Harned, Daryl G. Brewster and Robert King, the initial Class II directors shall be J. David Basto, Walter N. George, Craig Steeneck and Lawrence S. Coben and the initial Class III directors shall be Charles A. Norris, Jonathan S. Marlow and Richard Thompson.  The address of each of the initial Class I, Class II, and Class III directors is c/o Freshpet, Inc., 400 Plaza Drive, 1st Floor, Secaucus, New Jersey 07094, Attention: Corporate Secretary. Commencing with the first annual meeting of stockholders following the Effective Time and ending with (and including) the Corporation’s annual meeting of stockholders in 2022, each director elected to the class of directors whose term expires at such annual meeting shall be elected to hold office until the third succeeding annual meeting and until his or her successor shall have been duly elected and qualified, or until his or her earlier death, resignation, removal, disqualification or retirement. Directors elected to the respective classes of directors whose terms expire at the Corporation’s annual meeting of stockholders in each of 2023 and 2024 shall be elected to hold office until the Corporation’s annual meeting of stockholders in 2025 and until his or her successor shall have been duly elected and qualified, or until his or her earlier death, resignation, removal, disqualification or retirement. If the number of directors divided into classes as set forth herein is hereafter changed, any newly created directorship(s), or any decrease in the number of directors shall be so apportioned among the classes as to make all classes as nearly equal in number as practicable. The Board of Directors is authorized to assign members of the Board of Directors already in office to their respective classes at the Effective Time.

(b)       Commencing with the annual meeting of stockholders held in 2025, subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, all of the directors of the Corporation shall be elected at the annual meeting of stockholders, with each director so elected to hold office until the Corporation’s annual meeting of stockholders in the following year and until his or her successor shall have been duly elected and qualified, or until his or her earlier death, resignation, removal, disqualification or retirement.

(c)        Elections of directors need not be by written ballot unless the bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”) shall so provide.

Section 3.         Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock, any newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by the sole remaining director, and shall not be filled by stockholders. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office, and a director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor is duly elected and qualified, or his or her earlier death, resignation, removal, disqualification or retirement.

Section 4.        Removal of Directors.

(a)        Prior to the Corporation’s annual meeting of stockholders in 2025, subject to the rights of the holders of any series of Preferred Stock, any director may be removed from office at any time but only with cause, at a meeting called for that purpose, by the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

(b)        From and after the Corporation’s annual meeting of stockholders in 2025, subject to the rights of the holders of any series of Preferred Stock, any director may be removed from office at any time, with or without cause, at a meeting called for that purpose, by the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Section 5.        Rights of Holders of Preferred Stock. Notwithstanding the provisions of this ARTICLE SIX, whenever the holders of one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the rights of such series of Preferred Stock as set forth in the certificate of designations or certificates of designations governing such series.

ARTICLE SEVEN

To the fullest extent permitted by the Delaware General Corporation Law as it now exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE SEVEN shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring at or prior to the time of such repeal or modification.

ARTICLE EIGHT

Section 1.        No Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

Section 2.        Annual Meetings of Stockholders.  Except as otherwise expressly provided by law, the annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined exclusively by resolution of the Board of Directors in its sole and absolute discretion.  Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders at any meeting of stockholders shall be given in the manner provided in the Bylaws.

Section 3.        Special Meetings of Stockholders.  Subject to any special rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation shall be called exclusively by or at the direction of the Board of Directors pursuant to a written resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies, and shall not be called by stockholders. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

ARTICLE NINE

Section 1.        Certificate of Incorporation. The Corporation reserves the right at any time from time to time to alter, amend, repeal or change any provision contained in this Certificate of Incorporation, and to adopt any other provision authorized by the Delaware General Corporation Law, in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

Section 2.        Bylaws.  In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws. Any adoption, alteration, amendment or repeal of the Bylaws by the Board of Directors shall require the approval of a majority of the Board of Directors then in office, provided a quorum is otherwise present.

ARTICLE TEN

The Corporation expressly elects not to be governed by Section 203 of the Delaware General Corporation Law.

ARTICLE ELEVEN

Section 1.        Scope.  The provisions of this ARTICLE ELEVEN are set forth to define, to the extent permitted by applicable law, the duties of Exempted Persons (as defined below) to the Corporation with respect to certain classes or categories of business opportunities. “Exempted Persons” means MidOcean Partners III, L.P., MidOcean Partners III-A, L.P., MidOcean Partners III-D, L.P., Broad Sky Partners LLC and any other investment fund affiliated therewith and their respective successors and Affiliates (other than the Corporation and its subsidiaries) and all of their respective partners, principals, directors, officers, members, managers and employees, including any of the foregoing who serve as officers or directors of the Corporation. “Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person; the term “control,” as used in this definition, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and “controlled” and “controlling” have meanings correlative to the foregoing. “Person” means an individual, any general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

Section 2.        Competition and Allocation of Corporate Opportunities. To the fullest extent permitted by law, the Exempted Persons shall not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the Exempted Persons, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries.

Section 3.        Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this ARTICLE ELEVEN, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially or legally able or contractually permitted to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to the Corporation or that is one in which the Corporation has no interest or reasonable expectancy.

Section 4.        Amendment of this Article. To the fullest extent permitted by law, no amendment or repeal of this ARTICLE ELEVEN shall apply to or have any effect on the duties or on the liability or alleged liability of any Exempted Person for or with respect to any activities or opportunities of which such Exempted Person shall have become aware prior to such amendment or repeal. This ARTICLE ELEVEN shall not limit or eliminate any protections or defenses otherwise available to, or any rights to exculpation from liability, indemnification or advancement of expenses of, any director or officer of the Corporation under this Certificate of Incorporation, the Bylaws, any agreement between the Corporation and such officer or director, or any applicable law.

Section 5.        Deemed Notice. Any person or entity purchasing, holding or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE ELEVEN.

ARTICLE TWELVE

Section 1.        Forum. Unless this Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the Delaware General Corporation Law or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation (including, without limitation, shares of Common Stock) shall be deemed to have notice of and to have consented to the provisions of this ARTICLE TWELVE.

Section 2.        Personal Jurisdiction.  If any action the subject matter of which is within the scope of Section 1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.